Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2025, relating to the financial statements of Douglas Dynamics, Inc. and the effectiveness of Douglas Dynamics, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Douglas Dynamics, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
November 4, 2025